Exhibit 99.1

SDI Announces Closing of USD$1.275 Million Financing
Wakefield, Massachusetts--(Newsfile Corp. - October 23, 2018) - Security Devices International Inc. (CSE: SDZ) (OTCQB: SDEV) ("SDI" or the "Company") announced today that it has completed the issuance of convertible notes (the "Notes") and warrants (the "Warrants") to raise USD $1,275,000. The Notes and Warrants were issued in a non-brokered transaction.
The Notes and Warrants were sold at a price of USD$1,000 per Unit. Each Unit will consist of one USD$1,000 debenture of the Company and four thousand (4,000) Warrants to purchase the stock of the Company at USD$0.25 per common share. The term of the Notes is 18 months, and the Notes bear interest at a rate of 10% per annum.
Each Warrant is exercisable for one common share of SDI during the 60 months following the closing of the private placement at an exercise price of USD$0.25. If the closing price of the shares of common stock is over USD$0.35 per share for a period of 20 consecutive trading days ending more than two years after the closing of the Offering, the Company may give written notice to the registered holders of the Warrants accelerating the expiry date of the Warrants to a date not less than 30 days following the date of that notice.
Any principal amount of the Note plus any accrued interest can be convertible at the option of the holders into Common Shares of the Issuer at any time after the closing date at a rate of 6,666.67 Common Shares per USD$1,000, or an implied conversion price of USD$0.15 per common share.
The net proceeds will be used to launch the Company's new product called the "Byrna™ HD" Personal Security Device ("PSD") including tooling and assembly, as well as, launching a media campaign. The Byrna™ HD is a disruptive new non-lethal device aimed at the home defense and personal security markets.  Its small size (similar to popular lethal handguns on the market today), ease of obtaining (no gun license required), ease of carry, effectiveness in deterring or stopping an intruder and price point (under $300) should be appealing to homeowners who want protection, but either don't want the hassle of obtaining a gun license or don't want the risk of having a hand gun in their home.
SDI's CEO Paul Jensen commented on the funding, "Closing the financing gives the Company the capital required to launch our much-awaited Byrna™ HD Personal Security Device. The Company has taken a pre-order in the thousands of units for delivery in December and intends to start shipping the Byrna™ to consumers in January 2019."
SDI issued USD $100,000 of Notes to subscribers who are related parties of SDI under Multilateral Instrument 61-101 ("MI 61-101"). SDI is exempt from the formal valuation requirement and shareholder approval requirement of MI 61-101, as described in more detail in the material change report to be filed in connection with this private placement.
The securities offered have not been and will not be registered under the U.S. Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or applicable exemption from the registration requirements. This news release does not constitute an offer to sell or the solicitation of any offer to buy nor will there be any sale of these securities in any province, state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such province, state or jurisdiction.
Additionally, the Company has made a share issuance to Paul Jensen under the employment agreement announced August 28, 2017. SDI issued 136,146 common shares at a deemed price of CAD$0.1916 per share to satisfy the payment balance of non-cash payment for the quarter. The shares are subject to a four-month hold period.
Additionally, the Company has issued 500,000 common shares to Bryan Ganz pursuant to his agreement dated June 1, 2018 with the Company, under which Mr. Ganz is to provide his services as President of the Company.
Additionally, the Company has issued 180,000 common shares to 2412457 Ontario Corp. (a corporation controlled by Dean Thrasher), pursuant to 2412437 Ontario Corp.'s agreement with the Company dated July 1, 2018 under which 2412437 Ontario Corp. provides the services of Dean Thrasher as Executive Chairman to the Company.

Each of Mr. Jensen, Mr. Ganz and Mr. Thrasher (and, accordingly, 2142457 Ontario Corp.) is a related party of SDI under Multilateral Instrument 61-101 ("MI 61-101"). SDI is exempt from the formal valuation requirement and shareholder approval requirement of MI 61-101 in connection with the foregoing issuances.
The Company furthermore announces the issuance of 650,000 options under the SDI option plan to specified management and board of directors. These options have an expiry date of October 21, 2023 with an exercise price of CAD$0.19.
FORWARD-LOOKING STATEMENTS
Certain statements in this news release constitute forward-looking statements. These statements relate to future events or SDI's future performance and include the expansion of SDI's product offering and the completion of several development projects. All such statements involve substantial known and unknown risks, uncertainties and other factors which may cause the actual results to vary from those expressed or implied by such forward-looking statements. Forward-looking statements involve significant risks and uncertainties, they should not be read as guarantees of future performance or results, and they will not necessarily be accurate indications of whether or not such results will be achieved. Actual results could differ materially from those anticipated due to a number of factors and risks. Although the forward-looking statements contained in this news release are based upon what management of SDI believes are reasonable assumptions on the date of this news release, SDI cannot assure investors that actual results will be consistent with these forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof and SDI disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as required under applicable securities regulations.
About Security Devices International Inc.
SDI is a technology company specializing in the areas of Personal Security Devices, Military, Law Enforcement, Corrections, and Private Security. The Company develops and manufactures innovative, less lethal equipment and munitions.
CONTACT:
Security Devices International Inc.
Paul Jensen, CEO
Tel. 978-868-5011
 www.securitydii.com